EXHIBIT 3.16


FILED C4602-98
JULY 16, 2003
IN THE OFFICE OF
DEAN HELLER
SECRETARY OF STATE

                                 STATE OF NEVADA
                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         CAVALCADE OF SPORTS MEDIA, INC.

     Pursuant to the provisions of NRS 78.385 and 78.390, the undersigned Corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

     1.     The name of the corporation is:
            CAVALCADE OF SPORTS MEDIA, INC.

     2. On July 14, 2003, stockholders holding a majority of the voting power of the corporation (52.35%), by written consent pursuant to NRS 78.320, adopted the recommendation of the Board of Directors and amended Article III of the Articles of Incorporation to read as follows:

          The aggregate number of shares which the corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000) shares, divided into:

          50,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share, and

          300,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share.

A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

     A. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Fifty Million (50,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights, which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights.


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     B.     Common Shares.  The terms of the 50,000,000 Common Shares of the corporation shall be as follows:

     (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.
     (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.
     (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

     In witness thereof, the undersigned, for the purpose of amending the Articles of Incorporation of corporation has caused this certificate to be signed by its President and Secretary on this 15th day of July 2003.


                    CAVALCADE OF SPORTS MEDIA, INC.


                    /s/ Ed Litwak
                    _________________________________
                    Ed Litwak, Chairman, President and Secretary